Exhibit 99.1

Cirrus Logic Appoints Al Schuele as Chairman of the Board of Directors

AUSTIN, Texas--(BUSINESS WIRE)--August 1, 2012--Cirrus Logic, Inc. (Nasdaq: CRUS), a leader in high-precision analog and digital signal processing components, announced today that Al Schuele has been appointed chairman of the Board of Directors, taking the place of the late Michael L. Hackworth, Cirrus Logic’s co-founder, who passed away in April.

Mr. Schuele was first elected to Cirrus Logic’s Board of Directors in July 2011. Schuele has been a general partner since 2000 with Sevin Rosen Funds, a high tech venture capital firm, and is currently a director of Javelin Semiconductor. Prior to Sevin Rosen, he was chief executive officer of Benchmarq Microelectronics and served as president, chief operating officer and a director of the Board of Unitrode Corp. after its merger with Benchmarq. Other past semiconductor company experience includes various sales, marketing, and executive positions at Cirrus Logic, Crystal Semiconductor, Cypress Semiconductor, Mostek, Motorola and Texas Instruments.

“Al Schuele has nearly 40 years of high tech and semiconductor industry experience and has already proven to be a valuable asset to the Cirrus Logic Board,” said Jason Rhode, president and chief executive officer. “We look forward to Al’s continued guidance and leadership as the new chairman of the Board, building on the legacy Michael Hackworth left to Cirrus Logic.”

Cirrus Logic, Inc.

Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for a variety of audio and energy-related applications. The company operates from headquarters in Austin, Texas, with offices in Tucson, Ariz., Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc. All other product names noted herein may be trademarks of their respective holders.

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CONTACT:
Cirrus Logic, Inc.
Bill Schnell, 512-851-4084
Press Relations
bill.schnell@cirrus.com
or
Strategic Communications, Inc.
Angie Hatfield, 425-941-2895
Press Relations
ahatfield@strategiccom.biz